Exhibit 99.1

----- Original Message -----
From: Randy Eakin
To: aroach@20minutestofitness.com
Cc: ajmintz@aol.com ; larry_w@pacbell.net ; jhultman@enkg.com
Sent: Thursday, October 30, 2008 9:46 AM

Al / Alan / Larry,

Wanted to chat with each of you personally by phone regarding the following, but wasn’t fortunate enough to catch any of you this morning, so I left voice messages to call when convenient for you.  I’ll likely be hard to catch most of the next couple of days, but let’s catch up by phone soon.

Dear Al:

It has been my pleasure to serve on the Board of Directors of Energy King and to be part of its growth since 2005. The Company and its management team have much to be proud of.

After much thought, I have decided to resign my position from Energy King’s Board, effective immediately.  My decision is based strictly on the significance of other business commitments that I am currently juggling.  I simply find myself not being able to devote the amount of time to Energy King and other professional priorities that I think is appropriate.  I have enjoyed working with you and the team and developing close professional relationships with you, Alan, Larry, and others that are and have been part of building the Energy King franchise.  I know these relationships will continue for many years into the future.

I wish you, the Company, its Board and the entire management team, nothing but success going forward.

Sincerely,

Randy Eakin